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Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

         The following is a list of significant subsidiaries of the Registrant.

Subsidiary	Jurisdiction of Incorporation
Amerisource Health Services Corporation	Delaware
Amerisource Receivables Financial Corporation	Delaware
AmerisourceBergen Consulting Services, Inc.	Delaware
AmerisourceBergen Drug Corporation	Delaware
AmerisourceBergen Holding Corporation	Delaware
AmerisourceBergen Services Corporation	Delaware
AmerisourceBergen Specialty Group Canada Holdings, Inc.	Federal Canada
AmerisourceBergen Specialty Group, Inc.	Delaware
Apluspharma, Ltd.	Ontario
ASD Specialty Healthcare, Inc.	California
Health Services Capital Corporation	Delaware
Integrated Commercialization Solutions, Inc.	California
International Oncology Network Solutions, Inc.	Delaware
International Physicians Network, L.L.C.	Delaware
MWI Veterinary Supply Co.	Idaho
MWI Veterinary Supply, Inc.	Delaware
The Lash Group, Inc.	Delaware
World Courier Group, Inc.	Delaware

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  Exhibit 21
SUBSIDIARIES OF THE REGISTRANT